               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM N-8A

   NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
             OF THE INVESTMENT COMPANY ACT OF 1940


    The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                    VALENZUELA CAPITAL TRUST
                              Name

                        3435 Stelzer Road
                       Columbus, OH  43219

Address of Principal Business Office (No. & Street, City, State
Zip Code )

Telephone Number (including area code):  (888) 247-9744

Name and address of agent for service of process:

              Gary Tenkman
              BISYS Fund Services
              3435 Stelzer Road
              Columbus, OH  43219

              With a copy to:

              Kathleen K. Clarke, Esq.
              Seward & Kissel LLP
              1200 G Street, N.W.
              Washington, D.C.  20005

                       or

              Robert B. Van Grover, Esq.
              Seward & Kissel LLP
              One Battery Park Plaza
              New York, NY  10004

Check Appropriate Box:




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    Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

         YES   [X]         NO   [ _ ]
















































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         Pursuant to the requirements of the Investment Company
Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the District of Columbia on the 25th day of June, 1999.

                                 Valenzuela Capital Trust

                                 By: /s/ Jennifer Brancato
                                    _________________________
                                    Jennifer Brancato
                                    Secretary

Attest: /s/ Kathleen K. Clarke
        ________________________
         Kathleen K. Clarke
         Trustee





































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